EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Air Group, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-130272, 333-152887, 333-39889, 333-87563, 333-92252, 333-117725, 333-151743 and 333-168293) on Forms S-3 and S-8 of Alaska Air Group, Inc. of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Alaska Air Group, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Alaska Air Group, Inc.

/s/ KPMG LLP

Seattle, Washington
February 22, 2011